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                              DEVELOPMENT AGREEMENT


         THIS DEVELOPMENT AGREEMENT (the "Agreement") is entered into this 17th day of June, 1999 between INVESCO REALTY ADVISORS, INC. (the "Investor"), and BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("Developer").

                              W I T N E S S E T H:

         WHEREAS, pursuant to a Contribution Agreement dated June 8, 1999 (the "Contribution Agreement") Developer, Nichols Lansdale Limited Partnership, III, a Pennsylvania limited partnership, and Investor have formed Brandywine Industrial Partnership ("BIP"), a Delaware limited partnership, to own and operate several existing industrial and warehouse properties (collectively, the "BIP Properties") in Pennsylvania, Maryland, Delaware and the counties of Burlington, Camden and Gloucester in New Jersey (the "Applicable Area"); and

         WHEREAS, Investor and Developer desire to acquire, develop, own and operate additional industrial and warehouse properties in the Applicable Area in conjunction with the BIP Properties; and

         WHEREAS, Developer directly owns or controls the ownership of several vacant land parcels which are described on Exhibit A attached hereto (the "Option Land").

         NOW, THEREFORE, for and in consideration of the various covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Identification of Opportunities. During the Term (as defined in Paragraph 14) of this Agreement, each party may identify projects in the Applicable Area which would be appropriate for acquisition and development (an "Opportunity") by a joint venture that would be formed by the parties or their affiliates (a "Development Joint Venture"). A project shall constitute an Opportunity and be subject to the provisions of this Agreement only if the project meets each of the following criteria:

                  a. the project involves the acquisition and/or development of industrial and/or warehouse building(s) that contain or, upon completion of development would contain, an aggregate of not less than 50,000 net rentable square feet;

                  b. the project is located exclusively within the Applicable Area;

                  c. the project is not an Excluded Opportunity (as defined in Paragraph 14).


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         When a party has identified an Opportunity, and assembled such information as it believes would form the basis for a meaningful discussion between the parties as to whether to pursue such Opportunity, such party shall inform the other party (an "Opportunity Notice") and provide the other party with such information. Subject to the 15-day period referenced in Paragraph 3 below, the parties will then negotiate in good faith to determine whether to pursue the Opportunity through a Development Joint Venture. Such negotiations will also cover terms of the project comprising the Opportunity, including the type and size of the building(s) and the required amounts of debt and equity financing. The parties contemplate that the Development Joint Venture will employ approximately 55%-60% leverage. If the parties agree to pursue the identified Opportunity, they, or their affiliates, will execute a partnership agreement to reflect their agreement.

         The following terms will be part of every Development Joint Venture:

                  a. net operating cash flow will be distributed to the partners on a pro-rata basis in accordance with their respective outstanding equity contributions;

                  b. net proceeds from a sale or refinancing will be distributed first to the partners on a pro-rata basis in accordance with their respective outstanding equity contributions until each has received the return of its equity contribution;

                  c. net proceeds from a sale or refinancing will next be
                     distributed to the partners on a pro-rata basis in accordance with their respective equity contributions until each has received a 12.0% leveraged IRR on its equity contribution;

                  d. net proceeds from a sale or refinancing will
                     next be distributed as follows: 60% to the partners on a pro-rata basis in accordance with their respective equity contributions and 40% to Developer until Investor has received a 18.0% leveraged IRR on its equity contribution;

                  e. any remaining net proceeds from a sale or refinancing will be distributed as follows: 40% to the partners on a pro-rata basis in accordance with their respective equity contributions and 60% to Developer.

         In addition, each Development Joint Venture will include a mutually acceptable buy-sell provision and a right of first offer in favor of Developer covering the properties owned by the Development Joint Venture. The Development Joint Venture will also include a mechanism to compensate Developer and its affiliates for third party costs (e.g., architectural, engineering, zoning, site assessment, legal, structural, environmental, etc.) associated with the pursuit of Opportunities approved by the Development Joint Venture or Investor, including approved Opportunities that are not ultimately acquired or purchased by the Development Joint Venture.

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         2. Development Option. If the parties have agreed to pursue an
Opportunity: (i) Developer will have the option either to contribute equity (which may be in the form of the land to be used for the project and if such land is Option Land, it shall be valued as provided in Paragraph 4 below) in an amount up to Investor's contribution or not to contribute any equity and (ii) Investor will have the option either (a) to contribute its equity at the commencement of the project or (b) if acceptable to a third party lender, to contribute its equity throughout the construction process or at the completion of the construction, in which case Investor shall execute a tri-party agreement with the construction lender. The parties shall execute a mutually agreeable contribution agreement at the outset of construction setting forth each party's funding obligations and the other conditions which must be met before the project is acquired by the Development Joint Venture.

         3. Development Exclusive. During the Term of this Agreement, neither Developer nor Brandywine Realty Trust nor any controlled affiliate of such party shall acquire or develop any industrial property or warehouse in the Applicable Area which it does not own or control, directly or indirectly through one or more subsidiaries, as of the date hereof if the acquisition or development meets the Opportunity criteria set forth in Paragraph 1; provided, however, that, in the event that one party presents to the other party an Opportunity, as provided for in Paragraph 1, and the parties fail to agree on whether to pursue the Opportunity and the terms of the related Development Joint Venture within 15 days of delivery of an Opportunity Notice from one party to the other, then a party may thereafter pursue such Opportunity for its own account without any obligation to permit the other party or any affiliate of the other party to participate in such Opportunity.

         4. Option to Purchase. Developer grants to Investor, for the benefit of the Development Joint Venture, an option, exercisable only during the Term, to purchase the Option Land for a price of $6.00 multiplied by the number of Buildable Square Feet (as hereinafter defined) in the Option Land. "Buildable Square Feet" shall mean the maximum amount of actual square footage approved pursuant to the Opportunity which the applicable governmental statutes, laws, and regulations and any applicable private restrictions permit to be built on the Option Land. The option may only be exercised as to portions of the Option Land which Developer and Investor have agreed to include in the Development Joint Venture as an Opportunity under Paragraph 1 above, and any remaining portion of the Option Land shall remain subject to the option during the balance of the Term.

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         The option shall be exercised by written notice from Investor to
Developer, and Developer shall transfer good and marketable title, free and clear of all liens, claims and encumbrances, to the designated portion of the Option Land to the Development Joint, subject, however, to liens, claims and encumbrances currently existing or arising during the Term in the ordinary course of business, such as liens for unpaid taxes not yet due and payable. Upon receipt of such written notice, Developer and Investor shall enter into a purchase contract, for the benefit of the Development Joint Venture, which will incorporate the relevant terms of this Agreement and contain such other provisions as are commercially reasonable under the circumstances, taking into account comparable provisions of the Contribution Agreement. Such purchase contract will have as an exhibit the partnership agreement creating the Development Joint Venture, which will be executed by the parties or their affiliates at closing.

         In the event that Developer receives an offer from an unaffiliated third party during the Term to purchase all or a portion of the Option Land then Developer will provide Investor with prompt written notice of Developer's receipt of such offer, and Investor will have 15 days from receipt of such notice to elect to exercise the option to purchase the Option Land. If Investor does not elect to exercise the option prior to expiration of such 15-day period, then the option shall expire with respect to such Option Land upon expiration of such 15-day period.

         5. Survey. Within thirty (30) days after the exercise of an option under Paragraph 4 of this Agreement, Developer shall, at Development Joint Venture's cost and expense, obtain a current survey of the Option Land subject to the option exercise meeting the standards for surveys contained in the Contribution Agreement, to the extent applicable, and otherwise reasonably acceptable to Investor. The survey shall certify the number of Buildable Square Feet for the Option Land subject to the option exercise.

         6. Title. Developer shall obtain and deliver to Investor, at Development Joint Venture's expenses, within twenty (20) days following the date an option is exercised pursuant to Paragraph 4, a commitment for an owner's title insurance policy (the "Title Commitment") covering title to the Option Land subject to the option exercise and meeting the requirements of the Contribution Agreement, to the extent applicable. Investor shall, within ten
(10) days following the receipt of the Title Commitment, notify Developer of permitted title exceptions for the purpose of the purchase contract.

         7. Further Encumbrances. Developer agrees that, during the Term and so long as Investor is not in default under this Agreement, it will not, without the prior written consent of Investor, which consent shall not be unreasonably withheld or delayed, encumber the Option Land or enter into any leases, agreements or contracts affecting the Option Land. Notwithstanding the foregoing, Developer and Investor acknowledge that a portion of the Option Land, as legally described on the attached Exhibit B, is subject to an option right for the benefit of BIP, and that the option granted herein shall be subject to and subordinate to that option.

         8. Representations and Warranties. Developer represents and warrants that: (a) Developer presently owns the Option Land in fee simple absolute; (b) that the Option Land is not subject to any claims, liens or encumbrances [except as set forth on the attached Exhibit C]; and (c) Developer has full limited partnership power, right and authority to enter into this Agreement and perform the covenants set forth herein. Investor represents and warrants that: (a) Investor has full power, right and authority to enter into this Agreement and perform the covenants set forth herein.

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         9. Taxes and Maintenance of Option Land. Developer agrees that it shall promptly pay when due all real estate taxes on the Option Land and, further, that it shall use commercially reasonable efforts to maintain the Option Land in substantially its current condition. If Developer fails to pay said real estate taxes when and as due, and is not challenging its obligation to pay said taxes in good faith and in a commercially reasonable manner then, within ten (10) business days following receipt of written notice from Investor of said failure, Investor may pay such taxes and Developer shall promptly reimburse Investor for such amount, together with interest thereon at a rate of twelve percent (12%) per annum.

         10. Additional Developer Services. Developer or an affiliate shall provide the following services to the Development Joint Venture:

                  a. property management for all properties owned by the Development Joint Venture for a fee of 1.0% of collected revenue for single-tenant properties and 3.0% for all other properties, based on the form of agreement executed by BIP and Brandywine Real Estate Services Corporation in conjunction with the consummation of the transactions covered by the Contribution Agreement;

                  b. leasing brokerage for all available premises owned by the Development Joint Venture for then prevailing market fees, based on the form of agreement executed by BIP and Brandywine Real Estate Services Corporation in conjunction with the consummation of the transactions covered by the Contribution Agreement;

                  c. construction/development management for all construction projects undertaken by the Development Joint Venture, at then prevailing market fees.

         11. Notices. Any notice, request, demand, instruction or other communication to be given by a party to the other party hereunder, except those required to be delivered at the Closing, shall be in writing, and shall be deemed to be delivered (a) upon receipt, if delivered by facsimile, (b) upon receipt if hand delivered, (c) on the first business day after having been delivered to a national overnight air courier service, or (d) three business days after deposit by registered or certified mail, return receipt requested, addressed as follows:

         If to Investor:              Invesco Realty Advisors
                                      One Lincoln Centre, Suite 700
                                      5400 LBJ Freeway, LB-2
                                      Dallas, Texas  75240
                                      Attention: Scott Dennis, Alan Green and
                                      Jason Haas
                                      Fax:  972/715-5811

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         with an additional copy to:  D'Ancona & Pflaum LLC
                                      111 E. Wacker Drive, Suite 2800
                                      Chicago, Illinois  60601-4205
                                      Attention: J. Kelly Bufton, Esq.
                                      Fax: (312) 602-3078

         If to Developer:             Brandywine Operating Partnership, L.P.
                                      14 Campus Boulevard
                                      Newtown Square, Pennsylvania 19073
                                      Attention: Gerard H. Sweeney, President
                                      and Chief Executive Officer and
                                      Brad A. Molotsky, General Counsel
                                      Fax:(610) 325-5622

         12. Recording. Developer and Investor shall execute and record a memorandum of this Agreement evidencing the existence of this Agreement.

         13. Term of this Agreement. This Agreement shall be valid and enforceable for a period commencing on the date hereof and continuing through but not after the Term.

         14. Definitions. As used herein, the following terms have meanings assigned to them below:

                  a. "Excluded Opportunity" shall mean a project or transaction that involves any of: (i) a passive investment by or on behalf of Developer or Investor (i.e., an investment that does not involve active management by Developer or Investor or an affiliate); (ii) an investment that involves securities or instruments convertible into securities of Developer or its affiliates and not just cash; (iii) an investment in industrial or warehouse properties as part of a mixed portfolio transaction (i.e., a transaction involving multiple commercial facilities that either are not exclusively within the Applicable Area or include non-industrial or non-warehouse properties); (iv) a contractual commitment by Developer or an affiliate, in effect on the date hereof, to pursue a transaction which would, if consummated, be inconsistent with or breach the exclusivity arrangement provided for in Paragraph 1 hereof;
(v) the sale or contribution by Developer or an affiliate of any industrial or warehouse property or properties that Developer or an affiliate owns or controls on the date hereof.

                  b. "Restrictive Business Combination" means a transaction in which Brandywine Realty Trust or Developer either merges or consolidates (whether directly or in a triangular transaction) with a third party in an arm's-length transaction if, immediately prior to such merger or consolidation, such third party or its parent has entered into commitments that would be inconsistent with or breached by the exclusivity arrangement provided for in Paragraph 1 hereof.

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                  c. "Term" means the period commencing on the date hereof and ending on the earliest to occur of: (i) the third anniversary of the date hereof; (ii) the consummation of a Restrictive Business Combination; (iii) the failure of Investor and Developer to agree to pursue four consecutive Opportunities; (iv) a breach by Investor of its obligation to commit equity to the Development Joint Venture; (v) the filing by or against Investor or Developer of a bankruptcy petition or petition for relief from creditors; and
(vi) the date on which Investor has contributed or unconditionally committed to contribute an aggregate of at least $25 million to the Development Joint Venture.

                              INVESCO REALTY ADVISORS, INC.



                              By:      /s/  Ron Ragsdale
                                       -------------------------------------
                              Title:   Vice President
                                       -------------------------------------

                              BRANDYWINE OPERATING PARTNERSHIP,
                              L.P. by Brandywine Realty Trust, general partner



                              By:      /s/  Gerard H. Sweeney
                                       -------------------------------------
                              Title:   President and Chief Executive Officer
                                       -------------------------------------


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                                    Exhibit A

                                   Option Land

Iron Run - Parcels B and C as depicted on the marketing brochure attached hereto

Highlands Business Park - Lots 8.01, 7.05 and 7.06















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